Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 6 DATED OCTOBER 1, 2016
TO THE PROSPECTUS DATED JULY 12, 2016

This document supplements, and should be read in conjunction with, our prospectus dated July 12, 2016, as supplemented by Supplement No. 1 dated July 13, 2016, Supplement No. 2 dated August 1, 2016, Supplement No. 3 dated August 16, 2016, Supplement No. 4 dated September 1, 2016 and Supplement No. 5 dated September 29, 2016 . Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to:
• disclose our daily net asset value per share for our Class A shares, Class I shares and Class T shares for the month of September 2016; and
•the distribution declared by our board of directors for our Class A, Class I shares and Class T shares for the fourth quarter of 2016.

Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of September 2016:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
September 1, 2016	$12.99	$13.10	$12.98
September 2, 2016	$13.28	$13.39	$13.31
September 6, 2016	$13.28	$13.39	$13.24
September 7, 2016	$13.29	$13.39	$13.24
September 8, 2016	$13.28	$13.38	$13.22
September 9, 2016	$13.24	$13.34	$13.18
September 12, 2016	$13.25	$13.35	$13.19
September 13, 2016	$13.22	$13.32	$13.16
September 14, 2016	$13.22	$13.32	$13.16
September 15, 2016	$13.22	$13.33	$13.16
September 16, 2016	$13.23	$13.33	$13.16
September 19, 2016	$13.23	$13.34	$13.17
September 20, 2016	$13.23	$13.33	$13.17
September 21, 2016	$13.24	$13.34	$13.18
September 22, 2016	$13.26	$13.36	$13.20
September 23, 2016	$13.27	$13.37	$13.21
September 26, 2016	$13.30	$13.40	$13.24
September 27, 2016	$13.28	$13.38	$13.22
September 28, 2016	$13.29	$13.39	$13.23
September 29, 2016	$13.28	$13.38	$13.22
September 30, 2016	$13.29	$13.39	$13.23

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distribution of $0.00182234 per share for the period commencing on October 1, 2016 and ending on December 31, 2016 for each outstanding share of Class A, Class I and Class T common stock (before adjustment for any class-specific expenses). The distribution will be paid monthly in arrears.